Exhibit 99.3

RECEIVED

CIRCUIT COURT FOR

BALTIMORE CITY

2004 OCT 21  PH 2:02

CIVIL DIVISION

ROBERT ALLEN	*	IN THE
1042 Greenwood Avenue
Reedsport, OR 97467	*	CIRCUIT COURT

Plaintiff	*	FOR

v.	*	BALTIMORE CITY

*

Price Legacy Corporation	*
17140 Bernardo Center Drive, Suite 300
San Diego, CA 92128	*

Serve on:	*	Case No, 24-C-04-007204 OT
CSC Lawyers Incorporating Service Company
(Resident Agent)	*
11 East Chase Street
Baltimore, MD 21202	*

and	*

Jack McGrory	*
c/o Price Entities
7979 Ivanhoe Avenue, Suite 520	*
La Jolla, CA 92037
*
and
*
Murray Galinson
c/o Price Entities	*
7979 Ivanhoe Avenue, Suite 520
La Jolla, CA 92037	*

and	*

Keene Wolcott	*
Price Legacy Corporation
17140 Bernardo Center Drive, Suite 300	*
San Diego, CA 92128
*
and
*

Charles L. Goldberg	*
Price Legacy Corporation
17140 Bernardo Center Drive, Suite 300	*
San Diego, CA 92128
*
and
*
Robert N. Goodman
Price Legacy Corporation	*
17140 Bernardo Center Drive, Suite 300
San Diego, CA 92128	*

and	*

Giles H. Bateman	*
Price Legacy Corporation
17140 Bernardo Center Drive, Suite 300	*
San Diego, CA 92128
*
and
*
Jacklyn Horton
Price Legacy Corporation	*
17140 Bernardo Center Drive, Suite 300
San Diego, CA 92128	*

and	*

The Price Group LLC	*
7979 Ivanhoe Avenue, Suite 520
La Jolla, CA 92037	*

Serve on:	*
James F. Cahill (Resident Agent)
7979 Ivanhoe Avenue, Suite 520	*
La Jolla, CA 92037,
*
Defendants.

AMENDED CLASS ACTION COMPLAINT

Plaintiff, by and through plaintiff’s attorneys, sues the defendants and states as follows:

THE PARTIES

1.                                        Plaintiff Robert Allen (“plaintiff) is the owner of common stock of Price Legacy Corp. (“Price Legacy” or the “Company”) and has been the owner of such shares continuously since prior to the wrongs complained of herein.

2.                                        Defendant Price Legacy is a corporation duly existing and organized under the laws of the State of Maryland, with its principal executive offices located in San Diego, California. Price Legacy operates as a real estate investment trust (“REIT”) focused on open-air retail properties throughout the United States. The Company’s property portfolio consists of open-air shopping centers leased to retail tenants.

3.                                        The Price Group LLC has its principal executive offices located at 7979 Ivanhoe Avenue, Suite 520, La Jolla, California. As of April 29, 2004, The Price Group and its affiliates (“The Price Group”) owned and/or controlled over 25% of the Company’s outstanding common stock. By virtue of its significant stake, The Price Group is in a fiduciary relationship with plaintiff and the other public stockholders of Price Legacy, and owes plaintiff and the other members of the class the highest obligations of good faith, fair dealing, due care, loyalty and full, candid and adequate disclosure.

4.                                        Defendant Jack McGrory (“McGrory”) is and at all relevant times has been President, Chief Executive Officer and Chairman of the Board of Directors of the Company. McGrory is also a co-manager of The Price Group, a director of The Price Family Charitable Fund, and a director of the San Diego Revitalization Corp. (an affiliate of The Price Group).

5.                                        Defendant Giles H. Bateman (“Bateman”) has served as a director of Price Legacy since May 2004, From 1976 to 1991, Bateman served as the Chief Financial Officer of The Price

Company (an affiliate of The Price Group).

6.                                        Defendant Murray Galinson (“Galinson”) is and at all relevant times has been a director of Price Legacy.  Galinson served as a director of Price Enterprises (an affiliate of The Price Group) from August 1994 to November 1999 and from January 2001 to September 2001.

7.                                        Defendant Keene Wolcott (“Wolcott”) is and at all relevant times has been a director of the Company.  Wolcott was nominated to the Board of the Company by The Price Group. Wolcott served as a director of The Price REIT, Inc. (an affiliate of The Price Group) from January 1995 until 1998.

8.                                        Defendant Jacklyn Horton (“Horton”) has served as a director of Price Legacy since May 2004. Horton was Executive Vice President and General Counsel of The Price Company (an affiliate of The Price Group) from 1984 to 1993.  She also served as a director of The Price Company from 1988 to 1993.

9.                                        Defendants Charles L. Goldberg and Robert N. Goodman have served as directors of Price Legacy since March 2004.

10.                                  The defendants referred to in paragraphs 4 through 9 are collectively referred to herein as the “Individual Defendants.”

11.                                  By reason of the above Individual Defendants’ positions with the Company as officers an/or directors, said individuals are in a fiduciary relationship with plaintiff and the other public stockholders of Price Legacy, and owe plaintiff and the other members of the class the highest obligations of good faith, fair dealing, due care, loyalty and full, candid and adequate disclosure.

CLASS ACTION ALLEGATIONS

12.                                  Plaintiff brings this action on his own behalf and as a class action, pursuant to Maryland Rule 2-231, on behalf all shareholders of Price Legacy common stock, or their successors in interest, who are being and will be harmed by defendants’ conduct described herein (the “Class”). Excluded from the Class are defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants.

13.                                  This action is properly maintainable as a class action.

14.                                  The Class is so numerous that joinder of all members is impracticable.  As of September, 2004, there were over 15 million publicly traded shares of Price Legacy common stock, owned by hundreds, if not thousands, of public shareholders.

15.                                  There are questions of law and fact which are common to the Class including, inter alia, the following:

(a)                                  whether defendants have improperly engaged in a course of conduct designed to benefit themselves at the expense of Price Legacy’s public stockholders; and

(b)                                 whether plaintiff and the other members of the Class would be irreparably damaged were the transactions complained of herein consummated.

16.                                  Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class.

Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

17.                                  The prosecution of separate actions by individual Class members would create the risk of inconsistent or varying adjudications with respect to the individual members of the Class which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of the other members not parties to the adjudications or substantially impair their ability to protect their interests.

18.                                  Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

SUBSTANTIVE ALLEGATIONS

Background of the Company

19.                                  On March 12, 2004, Price Legacy completed a recapitalization transaction intended to improve and simplify its capital structure and increase the marketability and liquidity of its common stock. The recapitalization transaction was accomplished by (a) eliminating all of Price Legacy’s Series B Preferred stock by exchanging it for common stock, (b) eliminating a substantial portion of Price Legacy’s Series A preferred stock by exchanging it for common stock and/or Series 1 preferred stock and (c) effecting a l-for-4 reverse split of its common stock:

20.                                  During the week of March 15, 2004, Price Legacy management began receiving unsolicited inquiries regarding the Company’s interest in being acquired.

21.                                  Throughout March and April 2004, due diligence information was provided to nine potential buyers (including six publicly traded REITs, two private real estate companies and one investment fund) who agreed to enter into confidentiality agreements with the Company, including DRA Advisors, a New York-based investment advisor specializing in real estate investment management services for institutional and private investors.

22.                                  On August 9, 2004, the Company announced its second quarter financial results. Specifically, Price Legacy announced that second quarter 2004 Funds From Operations (“FFO”), before non-recurring and non-cash charges of $2.6 million, was $12.2 million or $0.33 per common share compared to $2.2 million or $0.24 per common share for the same period in the previous year. The per common share amounts reflect the company’s March 2004 recapitalization transaction and the June 2004 redemption of 1.0 million shares of the company’s Series A Preferred Stock. The Company stated that its quarterly results were positively impacted by the Company’s previously announced plans to focus on its core assets.

23.                                  Not surprisingly, the announcement of the Company’s unproved second quarter results positively affected the trading price of Price Legacy’s common stock which rose from $18.00 per share the day prior to the announcement of the results to as high as $19.25 just tea days later.

The Merger Agreement with PL Retail

24.                                  On or about August 24, 2004, Price Legacy announced that it agreed to be acquired by a joint venture named PL Retail and owned by DRA Advisors and Kimco Realty Corp. for approximately $696 million (the “Merger”).

25.                                  Pursuant to the terms of the merger agreement, PL Retail will pay $18.85 per share in cash for all Price Legacy outstanding common stock.

26.                                  The transaction was subject to The Price Group agreeing to buy certain properties and other assets from PL Retail for $147.7 million (the “Asset Purchase”; collectively, with the “Merger”, the “Transaction”). On September 28, 2004, The Price Group entered into the put agreement, satisfying this condition.

The Materially Incomplete Proxy Statement

27.                                  On September 30, 2004, Price Legacy filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) on Form PREM14A (the “Preliminary Proxy”). Once finalized, the proxy statement will be used to solicit votes from Price Legacy shareholders in favor of the Transaction.

28.                                  The Proxy Statement omits any financial information for Price Legacy for 2004, Stockholders need the most current financial information available to make a fully informed assessment of the value of Price Legacy and whether the $18.85 Merger consideration is fair value.  Moreover, the Proxy Statement indicates that among the factors that the board considered in recommending the Transaction was “discussions regarding [Price Legacy’s] strategic business plan,... [Price Legacy’s] past and current business operations and financial condition, and [Price Legacy’s] future prospects,....” Under those circumstances, and in light of the recently completed recapitalization, reasonable stockholders would also want to know how the Company has performed and how it is expected to perform.

29.                                  The Proxy Statement contains material omissions concerning the financial prospects of the Company. Specifically, the Proxy Statement indicates that, in rendering its opinion that the Transaction is fair, from a financial point of view, to Price Legacy shareholders, UBS “reviewed certain internal financial information and other data relating to [Price Legacy’s] business and financial prospects, including estimates and financial forecasts prepared by [Price

Legacy] management.” These projections are not disclosed in the Proxy Statement.

30.                                  Moreover, the failure to disclose the projections renders the description of the analyses conducted by UBS incomplete. The management projections form the basis for UBS’s discounted cash flow (“DCF”) valuation analysis. The Proxy Statement indicates that UBS assumed Price Legacy would perform in accordance with these projections. Accordingly, these key assumptions that UBS used in performing its analyses are the linchpin to the most important issue to stockholders—the sufficiency of the consideration being offered to them for their shares in the Transaction.

31.                                  Moreover, the description in the proxy regarding the last minute reduction in the Merger consideration from $19.00 per share to $18.85 per share is wholly inadequate and provides no information concerning the purported costs which necessitated the decrease in consideration. The Proxy Statement indicates that the parties had agreed to a transaction pursuant to which the Company’s shareholders would receive $19.00 per share in cash. However, the Proxy Statement indicates that there was a delay in resolving “the form of REIT opinion to be delivered by Latham & Watkins to PL Retail at the closing,” and, “this delay resulted in additional costs to be incurred by PL Retail. As a result, the purchase price was renegotiated from $19.00 to $18.85 per share of common stock.” Despite the fact that more than $5 million is being taken away from the consideration they were to receive in the Transaction, there is no disclosure in the Proxy Statement concerning the “additional costs to be incurred by PL Retail”; or whether, if the Transaction closes by the end of the calendar year as originally proposed those costs will still be incurred.

32.                                  Lastly, the Proxy Statement is silent with respect to whether any officers and/or directors of Price Legacy have been offered and/or accepted employment with the surviving company. This information is essential to enable the Company’s public shareholders to evaluate the independence of the individuals who are now recommending that they vote in favor of the proposed transaction.

COUNT I

Breach of Fiduciary Duty Against the Defendants

33.                                  Plaintiff incorporates the allegations set forth in paragraphs 1-32 as if fully set forth herein.

34.                                  The Price Group has access to internal financial information about Price Legacy, the true value of its properties, expected increase in true value and the benefits of ownership of those assets which have been hand-picked for it to purchase, to which plaintiff and the Class members are not privy. The Price Group, with the acquiescence of the Individual Defendants, is using such inside information to benefit itself and its affiliates (including several of the Individual Defendants) in this transaction, to the detriment of the Price Legacy’s public stockholders.

35.                                  The Price Group has clear and material conflicts of interest and is acting to better its own interests at the expense of Price Legacy’s public shareholders. The Price Group has carefully selected valuable assets of the Company to purchase, all to the detriment of Price Legacy and its shareholders.

36.                                  The Price Group, with the acquiescence of the Individual Defendants, is engaging in self-dealing and not acting in good faith toward plaintiff and the other members of the Class. By reason of the foregoing, the Individual defendants have breached and are breaching their fiduciary duties to the members of the Class.

37.                                  The Merger consideration to be paid to Class members is unfair and grossly inadequate because, among other things, the consideration agreed upon did not result from an appropriate consideration of the impact of the recapitalization on the improving value of Price Legacy.

38.                                  Under the merger agreement, plaintiff and the other members of the Class will not receive any premium and are being asked to sell their Price Legacy shares for less than the stock’s closing price prior to the announcement of the proposed transaction.

39.                                  The Individual Defendants were and are under a duty:

(1)                                  to fully inform themselves of Price Legacy’s market value before taking, or agreeing to refrain from taking, action;

(2)                                  to act in the interests of the equity owners;

(3)                                  to maximize shareholder value;

(4)                                  to obtain the best financial and other terms when the Company’s independent existence will be materially altered by a transaction;

(5)                                  to act in accordance with their fundamental duties of due care and loyalty.

40.                                  By the acts, transactions and courses of conduct alleged herein, defendants, individually and as part of a common plan and scheme or in breach of their fiduciary duties to plaintiff and the other members of the Class, are attempting to benefit themselves and to unfairly deprive plaintiff and other members of the Class of the true value of their investment in Price Legacy.

41.                                  Price Legacy shareholders will, if the transaction is consummated, be deprived of the opportunity for substantial gains which the Company may realize.

42.                                  By reason of the foregoing acts, practices and course of conduct, defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward plaintiff and the other Price Legacy public stockholders.

43.                                  As a result of the actions of defendants, plaintiff and the other members of the Class have been and will be damaged in that they have not and will not receive their fair proportion of the value of Price Legacy’s assets and businesses and will be prevented from obtaining appropriate consideration for their shares of Price Legacy common stock.

44.                                  Unless enjoined by this Court, the defendants will continue to breach their fiduciary duties owed to plaintiff and the other members of the Class, and may consummate the proposed transaction which will exclude the Class from its fair proportionate share of Price Legacy’s valuable assets and businesses, and/or benefit them in the unfair manner complained of herein, all to the irreparable harm of the Class, as aforesaid.

45.                                  Plaintiff and the Class have no adequate remedy at law.

46.                                  The benefit to the Plaintiff and the Class in obtaining the requested relief is equal to or outweighs the potential harm which the defendants would incur if the relief requested is granted.

47.                                  The public interest is best served by granting the requested relief,

48.                                  There is a likelihood that the Plaintiff and the Class will succeed on the merits.

COUNT II

(Breach of Fiduciary Duty of Candor)

49.                                  Plaintiff incorporate the allegations set forth in paragraphs 1-48 as if fully set forth herein.

50.                                  As described herein, the disclosure to the Company’s stockholders in connection with the Transaction is materially misleading and incomplete. Defendants owe a fiduciary duty of disclosure to the plaintiff and the Class which obligates defendants to disclose fully all material facts relevant to the Transaction. Defendants breached their fiduciary duty of disclosure in at least the following respects.

51.                                  The plaintiff and the other members of the Class will be harmed by defendants’ breaches of their fiduciary duty of disclosure because they are being forced to make decisions as to how to vote on the Transaction based on materially incomplete and materially misleading information.

52.                                  Plaintiff and the Class have no adequate remedy at law.

53.                                  The benefit to the Plaintiff and the Class in obtaining the requested relief is equal to or outweighs the potential harm which the defendants would incur if the relief requested is granted.

54.                                  The public interest is best served by granting the requested relief.

55.                                  There is a likelihood that the Plaintiff and the Class will succeed on the merits.

WHEREFORE, plaintiff demands judgment and preliminary and permanent relief, including injunctive relief, in his favor and in favor of the Class and against defendants as follows:

1.                                    Declare this action to be a proper class action and certify plaintiff as class representative and plaintiffs counsel as class counsel.

2.                                    Enjoin the Special Meeting of stockholders and enjoin defendants from consummating the Transaction.

3.                                    Order defendants to disgorge any and all benefits obtained as a result of their breaches of fiduciary duty, and impose a constructive trust over such benefits on behalf of plaintiff and the Class.

4.                                    Award damages in favor of plaintiff and the Class against all defendants, jointly and severally, together with interest thereon.

5.                                    Award attorneys’ fees, expenses and costs to plaintiff and plaintiffs counsel.

6.                                    Grant such other and farther relief as the Court deems just and proper.

DATED: October 20, 2004	/s/ James Fraser
John B. Isbister
James Fraser
TYDINGS & ROSENBERG LLP
100 East Pratt Street, 26th Floor
Baltimore, MD 21202
Tel: (410) 752-9700
Attorneys far Plaintiff and Class

Of Counsel:
SCHIFFRIN & BARROWAY, LLP
Three Bala Plaza East, Suite 400
Bala Cynwyd, PA 19004
(610) 667-7706